Exhibit 21

Subsidiaries of SBA Communications Corporation

Name	Relationship	Jurisdiction
SBA Telecommunications, Inc.	100% owned by SBA Communications Corporation	Florida

SBA Infrastructure Holdings I, Inc.	100% owned by SBA Telecommunications, Inc.	Delaware

SBA Infrastructure, LLC	100% owned by SBA Infrastructure Holdings I, Inc.	Delaware

SBA Senior Finance, Inc.	100% owned by SBA Telecommunications, Inc.	Florida

SBA Senior Finance II, LLC	100% owned by SBA Senior Finance, Inc.	Florida

SBA Towers II, LLC	100% owned by SBA Senior Finance II, LLC	Florida

SBA CMBS-1 Holdings, LLC	100% owned by SBA Senior Finance, Inc.	Delaware

SBA CMBS-1 Guarantor, LLC	100% owned by SBA CMBS-1 Holdings, LLC	Delaware

SBA Towers, Inc.	100% owned by SBA Senior Finance II, LLC	Florida

SBA Properties, Inc.	100% owned by SBA CMBS-1 Guarantor, LLC	Florida

SBA Structures, Inc.	100% owned by SBA CMBS-1 Guarantor, LLC	Florida

As of December 31, 2009, SBA Communications Corporation owned, directly or indirectly, 26 additional subsidiaries, 20 of which are incorporated in U.S. jurisdictions and 6 of which are organized in foreign jurisdictions. These subsidiaries, in the aggregate as a single subsidiary, would not constitute a “Significant Subsidiary” as defined in Rule 405 under the Securities Act as of December 31, 2009.